PROSPECTUS SUPPLEMENT                         Filed pursuant to Rule 424(b)(4)
To Prospectus Dated July 19, 1996              Registration No. 333-05197

                                  $287,500,000

                                SCI SYSTEMS, INC.

                   5% Convertible Subordinated Notes Due 2006
                                       and
                             Shares of Common Stock
                        Issuable Upon Conversion Thereof
                                  -------------


     This Prospectus Supplement ("Supplement") covers the resale by the listed parties designated under the notation Selling Holders on pages 2 and 3 hereof. (the "Selling Holders) , as principals, of up to the aggregate principal amount, of 5% Convertible Subordinated Notes due 2006 (the "Notes") of SCI Systems, Inc., a Delaware corporation (the "Company") set forth opposite such Selling Holder's name on the Selling Holders Table on pages 2 and 3 hereof. The Notes were issued in a private placement in April 1996 (the "Debt Offering") and subsequently registered, together with up to 5,897,435 shares (subject to adjustment) of the Common Stock, par value $.10 per share (the "Common Stock"), of the Company which are initially issuable upon the conversion of the Notes (the "Conversion Shares"), for resale from time to time by the holders thereof pursuant to Registration No. 333-05197 (the "Registration Statement"). This Supplement should be read in conjunction with the prospectus, dated July 19, 1996 (the "Prospectus"), to be delivered with this Supplement. All capitalized terms used but not defined in this Supplement shall have meanings given them in the Prospectus.

     Based on information provided to the Company, the total principal amount of Notes held by the additional listed Selling Holders included in this Supplement is $29,035,000, of which the Selling Securityholders intend to sell their entire principal amount of the Notes pursuant to this Supplement. Additional Selling Holders or other information concerning the Selling Holders may be set forth from time to time in additional prospectus supplements.

     The Notes are unsecured and subordinated to all existing and future Senior Indebtedness and are effectively subordinated to all existing and future indebtedness and other liabilities of subsidiaries of the Company. See "Description of Notes-Subordination of Notes" in the Prospectus. The Notes are convertible into Common Stock at the option of the holder at any time at or before maturity, unless previously redeemed, at a conversion price of $48.75 per share (equivalent to a conversion rate of approximately 20.51 shares per $1,000 principal amount of Notes), subject to adjustment in certain events. See "Description of Notes-Conversion" in the Prospectus. The Notes are redeemable at the Company's option at any time on or after May 1, 1999, as a whole or, from time to time, in part, at prices (expressed as percentages of the principal amount), together with accrued interest, ranging from 103.5% during 1999 to 100.5% during 2005. Additionally, in the event any Designated Event (as defined) occurs, each holder of Notes may require the Company to repurchase all or any part of the holder's Notes at 101% of the principal amount thereof plus accrued interest to the repurchase date. See "Description of Notes-Repurchase at the Option of Holders" in the Prospectus. Interest is payable semi-annually on May 1 and November 1 of each year at 5% per annum, commencing November 1, 1996. See "Description of Notes-Principal, Maturity and Interest" in the Prospectus.


     The Notes were issued and sold on April 23 and April 26, 1996 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by Salomon Brothers Inc, Merrill Lynch & Co. and Montgomery Securities, as the initial purchasers of the Notes, to be "qualified institutional buyers" (as defined by Rule 144A under the Securities Act), other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or
(7) under the Securities Act) or in transactions complying with the provisions of Regulation S under the Securities Act. Prior to this offering, there has been no public market for the Notes. However, the Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. Notes sold pursuant to the Registration Statement (including those covered by this Supplement) will no longer be eligible for trading in the PORTAL Market. The Conversion Shares have been authorized for listing on the New York Stock Exchange ("NYSE") upon official notice of issuance. The Company's Common Stock is traded on the NYSE under the symbol "SCI." On March 30, 1997, the Company had 29,815,662 shares of issued and outstanding Common Stock, and on June 5, 1997, the last reported sale price of the Common Stock on the NYSE was $63.875 per share.

     Selling Holders may offer Notes or Conversion Shares from time to time to purchasers directly or through underwriters, dealers or agents. Such Notes or Conversion Shares may be sold at market prices prevailing at the time of sale or at negotiated prices. Each selling security holder will be responsible for payment of any and all commissions to brokers, which will be negotiated on an individual basis.

     The Company will not receive any of the proceeds from the sale of any of the Notes or Conversion Shares by the selling securityholders. Expenses of preparing and filing the Registration Statement, the Prospectus, this Supplement and all other prospectus supplements are borne by the Company.

     The information in the table appearing under the heading "Selling Holders" in the Prospectus is superseded by the information appearing in the table below:


(Previously Listed Selling Holders)
                                 Principal Amount of        Number of Shares
                                Notes Beneficially Owned    of Common Stock
Selling Holder                   and Offered Hereby         Beneficially Owned

Pecks Management Partners Ltd. (a)      $10,500,000                   --
Harvard & Co.                            10,000,000                   --
OCM Convertible Trust                     5,255,000                   --
General Motors Salaried Employees
  Convertible Fund                        5,030,000                   --
MacKay Shields Financial Corporation  (b) 5,000,000                   --
Oregon Equity Fund                        3,800,000                   --
Allstate Insurance Company                3,500,000                   --
Pondwave & Co.                            3,395,000                   --
Delta Airlines Master Trust               3,105,000                   --
Pimco Equity Income                       3,000,000                   --
TCW Convertible Securities Fund           2,915,000                   --
SAIF Corporation                          2,500,000                   --
Pension Reserves Investment Management    2,365,000                   --
TCW Convertible Value Fund                2,005,000                   --
Pacific Mutual Life Insurance Company     1,500,000                   --
State of Michigan Employees' Retirement
  Fund                                    1,295,000                   --
State Employees' Retirement Fund of
  the State of Delaware                   1,110,000                   --
Delaware State Retirement Fund -
  Froley, Revy                            1,000,000                   --
TCW Convertible Strategy Fund               965,000                   --
North Dakota State Workers Compensation
  Fund                                      755,000                   --
Sturgeon & Co.                              750,000                   --
AIM Mgmt Inc.                               600,000                   --
Cincinnati Bell Telephone Convertible
  Value Fund                                560,000                   --
Massachusetts Mutual Life Insurance
  Company                                   535,000                   --
ICI American Holdings Pension               500,000                   --
Zeneca Holdings Pension                     500,000                   --
WAFRA Discretionary Account                 400,000                   --
TCW/DW Income & Growth Fund                 375,000                   --
North Dakota State Land Department          290,000                   --
OCM Convertible Limited Partnership         270,000                   --
Kapiolani Medical Center                    250,000                   --
Nalco Chemical Retirement Trust             200,000                   --
Medical Malpractice Insurance Association   115,000                   --


(Selling Holders added by first supplement to S-3)
                                      Principal Amount of      Number of Shares
                                  Notes Beneficially Owned      of Common Stock
Selling Holder                         and Offered Hereby    Beneficially Owned
Salomon Brothers                        $22,330,000                   --
Northwestern Mutual Life
 Insurance Company                       20,000,000                   --
BZW Securities Limited                   19,000,000                   --
Provident Life & Accident                10,000,000                   --
Lord Abbett & Co. Bond Debenture Fund     7,000,000                   --
SMM Trust B.V.                            5,400,000                   --
NB Convertible Arbitrage Partners L.P.    3,000,000                   --
Pacific Horizon Capital Income Fund       2,730,000                   --
Bankers Trust International               1,650,000                   --
Anteia & Co.                                600,000                   --
South Dakota Retirement System            2,250,000                   --
BofA Convertible Securities Fund            270,000                   --
CFW-C, L.P.                               4,000,000                   --
NB Convertible Arbitrage Partners L.P.    3,000,000                   --
Paloma Securities L.L.C.                    100,000                   --
Salomon Brothers International Limited       50,000                   --


(Selling Holders added by second supplement to S-3)
                                      Principal Amount of      Number of Shares
                                  Notes Beneficially Owned      of Common Stock
Selling Holder                         and Offered Hereby    Beneficially Owned
Shepherd Trading Limited                $18,727,000                   --
Reliant Trading                          10,308,000                   --


     (a) Held in investment advisor capacity for the following entities in the amounts indicated: Teepak, Inc. Master Trust - 75,000; Christian Science Trustees for Gifts and Endowments - 220,000; Hillside Capital Incorporated Corporate Account - 245,000; First Church of Christ, Scientist - Endowment - 275,000; Thermo Electron Balanced Investment Fund - 405,000; Declaration of Trust for the Defined Benefit Plans of ZENECA Holdings Inc. - 445,000; Declaration of Trust for the Defined Benefit Plans of ICI American Holdings Inc.
- 665,000; Delaware State Employees Retirement Fund - 2,210,000; and General Motors Domestic Group Trust - 5,960,000

     (b) Held in investment advisor capacity for the following entities in the amounts indicated: New York Life Separate Account #7 - 1,250,000; and Cypress & Co. - 3,750,000

     SEE "RISK FACTORS" IN THE PROSPECTUS AND THE COMPANY'S FILINGS MADE WITH THE SECURITIES AND EXCHANGE COMMISSION SUBSEQUENT TO THE DATE OF THE PROSPECTUS AND INCORPORATED BY REFERENCE FOR A DISCUSSION OF CERTAIN FACTORS WHICH PROSPECTIVE INVESTORS SHOULD CONSIDER PRIOR TO AN INVESTMENT IN THE NOTES OR CONVERSION SHARES.
                            -------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is June 6, 1997.